Exhibit 10.1

Summary of 2013 Performance Bonus Program

The following is a summary description of the terms and conditions with respect to the potential cash performance bonuses for the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) (the “NEOs”) as determined by the Board of Directors with input from the Compensation Committee.

All Company non-sales commissioned employees, including the NEOs, are eligible for performance bonuses under the 2013 Bonus Program. The bonus payout for each eligible employee is determined based on the employee’s eligible salary multiplied by his or her bonus % multiplied by a corporate achievement factor and an individual performance factor, with the corporate achievement factor ranging from 0% to 200%, and with the individual performance factor ranging from 0% to 100% (with exceptions above 100%) and is determined by the evaluation of each individual employee performance.

Corporate goals are further weighted 50% on revenue and 50% on non-GAAP gross margin. The corporate achievement factors for revenue and margin are independently determined based upon pre-established threshold, target and maximum goals; however, unless otherwise determined by the Board or Compensation Committee, no payout will be made unless the threshold goal is met for a non-GAAP operating income goal for the second half of the fiscal year 2013.

The 2013 Bonus Program is designed to reward, through the payment of annual cash bonuses, the Company’s employees (including executive officers) for the Company’s performance in meeting certain key corporate objectives for 2013 and, if applicable, each individual’s performance and contribution in meeting the Company’s corporate objectives for the year. The actual cash bonus awarded in any year, if any, may be more or less than each employee’s annual bonus target. For the Company’s executive officers, the target bonuses, and whether or not a bonus is paid in any year, is within the discretion of the Compensation Committee.